EXHIBIT (j)(1)


                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Post-Effective Amendment No. 18 to the Registration Statement (1933 Act File No. 33-71320) of Eaton Vance Municipals Trust II on Form N-1A of our reports dated March 18, 2004 for Florida Insured Municipals Portfolio, Hawaii Municipals Portfolio and Kansas Municipals Portfolio, and Eaton Vance Florida Insured Municipals Fund, Eaton Vance Hawaii Municipals Fund and Eaton Vance Kansas Municipals Fund (the "Funds") for the year ended January 31, 2004 included in the Annual Report to Shareholders of the Funds.

     We also consent to the reference to us under the headings "Financial Highlights" in the Prospectus and "Other Service Providers" in the Statement of Additional Information, which are part of this Registration Statement.



/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP



May 26, 2004
Boston, Massachusetts